EXHIBIT 99.1
Steel Partners Holdings L.P. Announces Jason Wong Named As Chief Financial Officer

New York, NY, April 19, 2021 – Steel Partners Holdings L.P. (NYSE: SPLP) today announced Jason Wong’s appointment as Chief Financial Officer, replacing Doug Woodworth.

Wong was most recently with Tiffany & Co. where he was Vice President – Treasurer & Investor Relations. Prior to Tiffany & Co., Wong was with Newell Brands Inc./Jarden Corp. as the Chief Administrative Officer for Europe. He holds an MBA from Columbia University, a Bachelor of Science in Economics and a Bachelor of Arts in Biological Bases of Behavior, both from the University of Pennsylvania.

Wong will report directly to Warren Lichtenstein, Executive Chairman of Steel Partners.

“We are pleased to welcome Jason to the leadership team at Steel Partners,” said Lichtenstein. “Jason has extensive experience in all facets of finance and accounting, and we are confident that his depth of expertise will help us to drive our long-term goals and strategy.”

“I know that I speak for everyone at Steel Partners in thanking Doug for his leadership and dedication to the company,” said Lichtenstein. “We wish him the best of luck as he steps down to pursue other initiatives.”

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. (www.steelpartners.com) is a diversified global holding company that owns and operates businesses and has significant interests in various companies, including diversified industrial products, energy, banking, defense, direct marketing, supply chain management and logistics, and youth sports.

Investor Contact
Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com